Stoecklein Law Group, a Professional Corporation
Practice Limited to Federal Securities

Emerald Plaza	Telephone: (619) 704-1310
402 West Broadway	Facsimile: (619) 704-1325
Suite 690	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

June 17, 2010
Steven A. Subick
President
41738 W. Hillman Dr.
Maricopa, AZ 85239

Re: Offering on a Best Efforts All or None Basis- Waiver of Rights as a Creditor

Dear Mr. Subick:

We understand that you are filing Form S-1 Registration and plan on raising money on an best efforts, all or none basis. The money raised from this offering will be put into an account that will not bar attachment from creditors. We know we may be one of those creditors and we agree to waive any rights and claims we have to funds in that account, other than any amount you pay us voluntarily pursuant to our agreement.

Sincerely

/s/Donald Stoecklein